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                                                                   EXHIBIT 12


                       ANADARKO PETROLEUM CORPORATION
             CONSOLIDATED STATEMENT OF COMPUTATION OF RATIOS OF
                  EARNINGS TO FIXED CHARGES AND EARNINGS TO
            COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

    Six Months Ended June 30, 2000 and Five Years Ended December 31, 1999

                        Six Months
                           Ended
                         June 30          Years Ended December 31
thousands                   2000     1999      1998     1997     1996     1995
Gross Income            $260,530 $178,941  $ (7,388) $205,318 $196,763 $65,624
Rentals                    6,059   11,120    12,477     8,266    4,234   2,457
Earnings                 266,589  190,061     5,089   213,584  200,997  68,081

Gross Interest Expense    51,708   96,116    82,415    62,095   55,986  52,557
Rentals                    6,059   11,120    12,477     8,266    4,234   2,457
Fixed Charges           $ 57,767 $107,236  $ 94,892  $ 70,361 $ 60,220 $55,014

Preferred Stock
 Dividends                 8,531   17,063    10,951        --       --      --

Combined Fixed Charges
 and Preferred Stock
 Dividends              $ 66,298 $124,299  $105,843  $ 70,361 $ 60,220 $55,014

Ratio of Earnings to
 Fixed Charges              4.61     1.77      0.05      3.04     3.34    1.24

Ratio of Earnings to
 Combined Fixed Charges
 and Preferred Stock
 Dividends                  4.02     1.53      0.05      3.04     3.34    1.24



  As a result of the Company's net loss in 1998, Anadarko's earnings did not cover fixed charges by $90 million and did not cover combined fixed charges and preferred stock dividends by $101 million.

  These ratios were computed by dividing earnings by either fixed charges or combined fixed charges and preferred stock dividends. For this purpose, earnings include income before income taxes and fixed charges. Fixed charges include interest and amortization of debt expenses and the estimated interest component of rentals. Preferred stock dividends are adjusted to reflect the amount of pretax earnings required for payment.



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